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EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-109177, No. 333-133555 and No. 333-141954 on Form S-8 of our report dated
April 2, 2007, relating to the consolidated financial statements of MicroIslet, Inc. and subsidiary for the year ended December 31, 2006 (which report expresses an unqualified opinion and includes explanatory paragraphs referring to (1) substantial doubt about the Company's ability to continue as a going concern as discussed in Note 1, and (2) the adoption of Statement of Financial Accounting Standards No. 123(R), SHARE-BASED PAYMENT, effective January 1, 2006), appearing in this Annual Report on Form 10-K of MicroIslet, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP
San Diego, California
April 10, 2008